SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                   ----------

                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                              TARRANT APPAREL GROUP
             (Exact name of registrant as specified in its charter)


               CALIFORNIA                                        95-4181026
(State of incorporation or organization)                       (IRS Employer
                                                             Identification No.)


     3151 EAST WASHINGTON BOULEVARD
         LOS ANGELES, CALIFORNIA                                    90023
 (Address of principal executive offices)                        (Zip Code)

If this form relates to the  registration  of a class of securities  pursuant to
Section 12(b) of the Exchange Act and is effective upon filing pursuant to General Instruction A.(c), please check the following box. |_|

If this form relates to the  registration  of a class of securities  pursuant to
Section 12(g) of the Exchange Act and is effective upon filing pursuant to General Instruction A.(d), please check the following box. |X|

Securities Act registration statement file number to which this form relates:

 NOT APPLICABLE                (if applicable)
 ------------------------------

        SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(b) OF THE ACT:

TITLE OF EACH CLASS                               NAME OF EACH EXCHANGE ON WHICH
TO BE SO REGISTERED                               EACH CLASS IS TO BE REGISTERED
-------------------                               ------------------------------

                                      None

        SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(g) OF THE ACT:

Preferred Stock Purchase Rights                   Nasdaq National Market System


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ITEM 1.  DESCRIPTION OF SECURITIES TO BE REGISTERED.

         Effective November 12, 2003, the Board of Directors (the "Board") of Tarrant Apparel Group, a California corporation (the "Company") authorized and declared a dividend of one right (a "Right") for each issued and outstanding share of the Common Stock, no par value (the "Common Stock") of the Company. The dividend is payable to the shareholders of record on December 12, 2003 (the "Record Date"). All Rights are issued pursuant to, and will be subject to the terms and conditions of, the Rights Agreement between the Company and Computershare Trust Company, as Rights Agent, dated as of November 21, 2003 (the "Rights Agreement").

         Each Right, when exercisable, will entitle the registered holder thereof to purchase from the Company one one-thousandth (1/1000th) of a share of the Series B Preferred Stock, no par value, of the Company (the "Preferred
Stock") at a Purchase Price of $25.00 per one one-thousandth (1/1000th) of a share of Preferred Stock (the "Purchase Price"), subject to certain adjustments.

         The following summary of the principal terms of the Rights Agreement is a general description only and is subject to the detailed terms and conditions of the Rights Agreement. A copy of the Rights Agreement is attached hereto as
Exhibit 4.4 and is incorporated herein by reference.

EXERCISE OF RIGHTS

         The Rights will initially be represented by the certificates evidencing the Common Stock and will not be exercisable, or transferable apart from the Common Stock, until the earliest to occur of (i) the tenth day after the acquisition by a person or group of affiliated or associated persons (other than an Exempt Person or, in certain cases, a Permitted Holder) of beneficial ownership of 15% or more of the outstanding Common Stock; PROVIDED, that if within that ten-day period the Acquiring Person reduces its beneficial ownership to less than 15%, then it shall be deemed not to be an Acquiring Person and the Stock Acquisition Date (as defined below) shall be deemed not to have occurred;
(ii) the tenth day after the commencement of a tender or exchange offer the consummation of which would result in the beneficial ownership by a person or group of affiliated or associated persons of 15% or more of the outstanding Common Stock; PROVIDED, that if within that ten day period the person withdraws the tender or exchange offer, then such offer shall be deemed not to have been made; (iii) the tenth day after the date of filing of a registration statement for any such exchange offer under the Securities Act of 1933, as amended, and
(iv) the tenth day after the date on which the Board declares any person or group of affiliated or associated persons which beneficially owns 10% or more of the outstanding Common Stock to be an "Adverse Person" (as described below) (the earliest of these dates is referred to as the "Distribution Date"). Under the Rights Agreement, any person or group described in items (i) or (iv) above is referred to as an "Acquiring Person," and the date upon which a person or group first becomes an Acquiring Person is referred to as the "Stock Acquisition Date."

         An "Adverse Person" is any person or group of affiliated or associated persons (other than an Exempt Person and a Permitted Holder) beneficially owning 10% or more of the outstanding Common Stock, if the Board determines (i) that the person or group is holding the shares of Common Stock in order to cause the Company to repurchase their Common Stock or to take any other actions intended to provide them with short-term financial gain, in circumstances where the Board determines that the actions to be taken are not in the best long-term interests of the Company or its shareholders, or (ii) that beneficial ownership of the Common Stock by the person or group is causing or reasonably likely to cause a material adverse impact on the business or prospects of the Company.

         An "Exempt Person" is defined as the Company, a subsidiary of the Company, an employee benefit plan of the Company, or any of its subsidiaries, and, subject to certain conditions, Gerard Guez, Todd Kay, and the Nacif Group, which consists of Kamel Nacif Borge, and/or Jamil Textil, S.A. de C.V. and/or Rosa Lisette


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


Nacif Benavides and each of their Affiliates and/or Associates (as defined in the Rights Agreement), whether or not acting together.

         A "Permitted Holder" shall mean a Person who acquires beneficial ownership of the Common Stock of the Company pursuant to a Permitted Acquisition; PROVIDED, HOWEVER, a Permitted Holder shall remain a Permitted Holder so long as the aggregate beneficial ownership of Common Stock held by such Person does not exceed that number of shares of Common Stock held by such Person immediately following the Permitted Acquisition pursuant to which such Person became a Permitted Holder (reduced by the number of shares of Common Stock from time to time disposed of by such Person) plus a number of additional shares of Common Stock equal to 1% of the then outstanding shares of Common Stock of the Company; PROVIDED, HOWEVER, any shares of Common Stock issued or issuable to a Permitted Holder pursuant to employee benefit plans maintained by the Company for the benefit of its employees, directors and consultants shall be disregarded and not counted for purposes of calculating the limitations imposed by the immediately preceding sentence.

         "Permitted Acquisition" shall mean an acquisition of shares of Common Stock by a Person in a transaction or series of transactions which has been previously approved by a majority of the Board of Directors.

         The Rights (unless sooner redeemed) will first become exercisable on the Distribution Date, at which time the Company will distribute separate Right Certificates representing the Rights to its then current shareholders, and it is expected that the Rights could then begin trading separately from the Common Stock. The Rights will expire on December 12, 2013 (the "Final Expiration Date"), unless the Final Expiration Date is extended or unless the Rights are earlier redeemed or exchanged by the Company.

ANTI-TAKEOVER PROVISIONS

         Following the Stock Acquisition Date, the Rights would give holders (other than the Acquiring Person, its affiliates and transferees) the right to purchase from the Company, for the Purchase Price, that number of one one-thousandth (1/1000th) of a share of Preferred Stock (or, in certain circumstances, Common Stock, cash, property or other securities of the Company) having a market value of twice the Purchase Price of the Right. Notwithstanding any of the foregoing, following the Stock Acquisition Date, all Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by any Acquiring Person will be null and void.

         Further, in a merger, consolidation or sale or transfer of 50% or more of the consolidated assets or earning power of the Company, each Right will be converted into the right to purchase, for the Purchase Price, that number of shares of common stock of the surviving entity or (in certain circumstances) its parent corporation, which at the time of such transaction will have a market value of twice the Purchase Price of the Right.

         Following the Distribution Date, exercisable Rights may be exercised, at the option of the holder thereof, without the payment of the Purchase Price in cash. In any such case, the number of securities which such person would otherwise be entitled to receive upon the exercise of such Rights will be reduced by the amount of the Purchase Price.

         Preferred Stock purchasable upon exercise of the Rights will not be redeemable. Each one one-thousandth (1/1000th) of a share of Preferred Stock will be entitled to participating dividends per one one-thousandth (1/1000th) of a share equal to dividends which may from time to time be declared on a share of Common Stock. In the event of liquidation, the Preferred Stock holders will be entitled to a preferential liquidation payment. These rights are protected by customary anti-dilution provisions.


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


REDEMPTION OF RIGHTS

         At any time prior to that date which is ten days following the Stock Acquisition Date, the Board may redeem the outstanding Rights at a price of $.001 per Right, and may amend the Rights Agreement in any and all respects and particulars. If during said ten-day period the Acquiring Person reduces his beneficial ownership to less than 15%, the Rights will again be redeemable. Subsequent to ten days following the Stock Acquisition Date, the Rights are not redeemable and the Board may amend the Rights Agreement only to eliminate ambiguities or to provide additional benefits to the holders of the Rights (other than any Acquiring Person).

VOTING OR DIVIDEND RIGHTS

         Until a Right is exercised, the holder thereof, as such, will have no rights as a shareholder of the Company, including, without limitation, the right to vote or to receive dividends.

AMENDMENT

         Any of the provisions of the Rights Agreement may be amended by the Board prior to the Distribution Date. After the Distribution Date, the provisions of the Rights Agreement may be amended by the Board in order to cure any ambiguity, to make changes which do not adversely affect the interests of holders of Rights or to shorten or lengthen any time period under the Rights Agreement; PROVIDED, HOWEVER, that no amendment to adjust the time period governing redemption shall be made at such time as the Rights are not redeemable.

EFFECT OF RIGHTS

         The Rights have certain anti-takeover effects. The Rights may cause substantial dilution to a person or group that attempts to acquire the Company on terms not approved by the Board. The Rights should not interfere with any merger or other business combination approved by the Board prior to the time that holders of the Rights become entitled to exercise their Rights for Common Stock (or common stock of the surviving entity in a merger with the Company), since until that time the Rights may be redeemed by the Board at $0.001 per Right.

ITEM 2.  EXHIBITS.

3.1      Restated Articles of Incorporation of the Company. (1)

3.1.1    Certificate of Amendment of Restated Articles of Incorporation. (2)

3.1.2    Certificate of Amendment of Restated Articles of Incorporation. (2)

3.2      Restated Bylaws of the Company. (1)

4.1      Specimen of Common Stock Certificate. (3)

4.3 Certificate of Determination of Preferences, Rights and Limitations of Series B Preferred Stock.

4.4 Rights Agreement dated as of November 21, 2003, by and between the Company and Computershare Trust Company, as Rights Agent, including the Certificate of Determination of Preferences, Rights and Limitations of Series B Preferred Stock, the Form of Rights Certificate, and the Summary of Rights to Purchase Preferred Stock, attached thereto as Exhibits A, B and C, respectively. (4)


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


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(1)      Filed as an exhibit to the Company's Registration Statement on Form S-1 filed with the Securities and Exchange Commission on May 4, 1995 (File No. 33-91874).

(2) Filed as an exhibit to the Company's Quarterly Report on Form 10Q for the quarter ending June 30, 2002.

(3) Filed as an exhibit to Amendment No. 1 to Registration Statement on Form S-1 filed with the Securities and Exchange Commission on July 15, 1995.

(4) Filed as an exhibit to the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on November 21, 2003.


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


                                    SIGNATURE

 Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                      TARRANT APPAREL GROUP
                                      (REGISTRANT)



Dated: November 21, 2003              By:    /s/ Patrick Chow
                                             -----------------------------------
                                             Patrick Chow
                                      Its:   Chief Financial Officer


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


                                  EXHIBIT INDEX


EXHIBIT NO.                             DESCRIPTION
----------     -----------------------------------------------------------------

3.1            Restated Articles of Incorporation of the Company. (1)

3.1.1          Certificate of Amendment of Restated  Articles of  Incorporation.
               (2)

3.1.2          Certificate of Amendment of Restated  Articles of  Incorporation.
               (2)

3.2            Restated Bylaws of the Company. (1)

4.1            Specimen of Common Stock Certificate. (3)

4.3            Certificate  of   Determination   of   Preferences,   Rights  and
               Limitations of Series B Preferred Stock.

4.4 Rights Agreement dated as of November 21, 2003, by and between the Company and Computershare Trust Company, as Rights Agent, including the Certificate of Determination of Preferences, Rights and Limitations of Series B Preferred Stock, the Form of Rights Certificate, and the Summary of Rights to Purchase Preferred Stock, attached thereto as Exhibits A, B and C, respectively. (4)

----------
(1) Filed as an exhibit to the Company's Registration Statement on Form S-1 filed with the Securities and Exchange Commission on May 4, 1995 (File No. 33-91874).

(2) Filed as an exhibit to the Company's Quarterly Report on Form 10Q for the quarter ending June 30, 2002.

(3) Filed as an exhibit to Amendment No. 1 to Registration Statement on Form S-1 filed with the Securities and Exchange Commission on July 15, 1995.

(4) Filed as an exhibit to the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on November 21, 2003.


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